EXHIBIT 10.88
Confidential Portions omitted and filed separately with the Securities and Exchange
Commission. Bullet point denote omissions.
AGREEMENT
THIS AGREEMENT (“Agreement”) is entered into between Nortel Networks Limited, a Canadian corporation with a place of business at 8200 Dixie Road, Suite 100, Brampton, Ontario L6T 5P6 (“Nortel”) and Flextronics Telecom Systems, Ltd., a company organized under the laws of Mauritius (“Flextronics”), and shall be effective as of October 13, 2006 (“Effective Date”). Nortel and Flextronics agree as follows:
1. Restructuring Costs. In the event that Flextronics determines that it is necessary to restructure a legacy System House, then Nortel agrees to reimburse Flextronics for any severance, shut down or other restructuring costs incurred by Flextronics related to any restructuring of any legacy System Houses (“Restructuring Costs”) up to a maximum of [•]; provided that, Flextronics provides Nortel with supporting evidence, in reasonable detail, of the Restructuring Costs in respect of which it is seeking reimbursement. Flextronics and Nortel will work together to mitigate the parties’ exposure to Restructuring Costs, including any exposure to Nortel for Restructuring Costs or similar costs. Nortel may delay the reimbursement of up to [•] of the [•] until Nortel determines that Flextronics has followed a satisfactory mitigation process, which determination Nortel will make no later than [•]. The parties will continue to work together to try to identify alternatives for using the capacity at the legacy System Houses in order to avoid any such restructuring or reorganization.
2. Inventory
     2.1. Nortel and Flextronics will implement a joint operational program to create the best in class supply chain, including at least a [•] inventory turns model at the System House level. In the event that this operational program does not increase inventory turns to acceptable levels within [•] will meet to discuss and agree on a solution for supplementing this operational program so that the System Houses can reach at least [•] inventory turns.
     2.2. Beginning on the Effective Date, Nortel will purchase [•]. Nortel agrees to purchase [•]; and (b) all [•].
     2.3. After mitigation by Flextronics, Nortel agrees to purchase on [•], and every [•] following, all [•]. [•].
     2.4. Nortel agrees that for a commercially reasonable portion of the EMS Products that Nortel awards to a third party supplier through the BT process, or if Nortel modifies its inventory terms with any EMS Suppliers, then Nortel will require that such EMS Suppliers own such EMS Products until Flextronics pulls the EMS Products at the System House, or, if this is not practical at any non-legacy System House, then Nortel will own such EMS Products.
3. SH Pricing and ICRs. “Trigger Date” means with respect to each of Chateaudun, Calgary and Montreal, if and when [•] of the demand for [•], respectively. Effective as of the Trigger Date, Nortel and Flextronics agree to increase prices at the legacy System Houses by a factor equal to [•]. On the applicable Trigger Date for each of the legacy System Houses, Nortel and Flextronics agree to (a) eliminate the excess uplift model; and (b) Flextronics will pass to Nortel the ICRs that Flextronics is holding as of the Trigger Date at the applicable Systems House. In addition, beginning with each respective Trigger Date, Nortel and Flextronics will meet to adjust MPLP pricing as needed to reallocate the fixed overhead to the Products remaining in the legacy System Houses. Flextronics will make commercially reasonable efforts to reduce the overhead costs.
4. Calgary. [•]. Flextronics will not be required to make the November 1st payment until (a) Nortel announces the award of the Calgary business; and (b) Flextronics and Nortel agree that a satisfactory competitive process was followed in making the award. Nortel must receive Flextronics’s CDMA Product Family bid by close of business October 4, 2006. [•].
5. System House and EMS Product Sourcing. [•]
6. Component Sourcing Control. Nortel and Flextronics agree that the Materials Management roles and responsibilities must be aligned. Nortel may unilaterally change the “NC” or “SC” designation of a supplier on written notice to Flextronics; provided that, if Nortel is going to change a designation, it must do so before Nortel commences any benchmarking activities (such as a BT “Wave”).
7. Source Code Access and Ownership. Flextronics will provide all source code and Nortel IP and licenseable IP when Nortel requests, including providing Nortel with the requested test set software for all Products. Flextronics will not be obligated to provide any support or other services to enable Flextronics’s competitors. Flextronics will

Confidential Portions omitted and filed separately with the Securities and Exchange
Commission. Bullet point denote omissions.
continue to support NPI test development and provide software development services on a purchase order basis pursuant to design orders. Nortel will pay the unamortized portion of the amounts due for the test software and any remaining Day 1 software NBV, and Product pricing will be adjusted accordingly.
8. Open Book. Flextronics will provide Nortel with detailed Material Cost and Transformation Cost data (including historical) for the legacy System Houses. Flextronics will provide Material Cost data (including historical) only for the non-legacy System Houses and applicable Flextronics “Tier 1” manufacturing sites.
9. Wave 1. Nortel will award at least [•] of the [•] to Flextronics, to be moved to Flextronics’s Guadalajara operations at the “Mexico” quoted price bid by Flextronics.
10. Binding Amendment; Order of Precedence. This Agreement amends the Amended and Restated Master Contract Manufacturing Services Agreement dated as of June 29, 2004, as amended (the “MCMSA”), the Asset Purchase Agreement dated as of June 29, 2004, as amended (the “APA”), and any related agreements, schedules or exhibits, as applicable (the “Allegro Agreements”). In the event of any conflict or inconsistency between the terms and conditions of this Agreement and such Allegro Agreements, which conflict or inconsistency is inconsistent with the intent of the parties hereto, the terms and conditions of this Agreement shall control. All other terms and conditions of the Allegro Agreements shall remain unchanged; nothing herein shall be construed as relieving either party of any right or obligation under the Allegro Agreements except as expressly set forth herein.
11. Miscellaneous. Capitalized terms not defined in this Agreement have the meaning set forth in the MCMSA and APA. To the extent applicable, references to “Flextronics” include Flextronics or the applicable Flextronics Company. All references to “Nortel” means Nortel Networks as defined in the MCMSA.
IN WITNESS WHEREOF, the parties hereto have signed this Agreement by their duly authorized representatives, to be effective as of the Effective Date first above written.

NORTEL NETWORKS LIMITED		FLEXTRONICS TELECOM SYSTEMS, LTD.

By:	/s/ J. Joel Hackney	By:	/s/ M. Marimuthu

Name:	J. Joel Hackney	Name:	Manny Marimuthu
Title:	Senior Vice President Global Operations and Quality	Title:	Director

2